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                                                                     EXHIBIT 4.2

                               ESCROW AGREEMENT
                               ----------------

     THIS AGREEMENT is made by and among TIMOTHY D. HUTCHISON of Gray, Maine ("Hutchison"), CONTINENTAL CHOICE CARE, INC, a New Jersey corporation ("CCC"), and MAINE BANK & TRUST COMPANY, a Maine banking institution (the "Bank").

RECITALS:

     A. Hutchison and CCC are parties to a Stock Purchase Agreement for substantially all of the stock of Pine Tree Telephone and Telegraph Company, a Maine corporation.

     B. The Stock Purchase Agreement requires that certain sums be placed in escrow, in accordance with the terms of the said Agreement.

     C. Hutchison and CCC wish to appoint the Bank as Escrow Agent, and the Bank is willing to act as Escrow Agent, under the terms and conditions hereof.


AGREEMENTS:

     1. Hutchison and CCC hereby appoint the Bank as Escrow Agent, to hold sums in escrow as provided in Sections 1.4 and 1.5 of the Stock Purchase Agreement between Hutchison and CCC. A copy of that Stock Purchase Agreement is appended hereto as Exhibit A and incorporated herein. The duties of the Bank as Escrow Agent are described in said sections and in Sections 1.7(b) and 2.1.

     2. Acting as Escrow Agent, the Bank will deposit and maintain all sums contained in the Escrow Account in the Vanguard Municipal Money Market Fund.

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     3.  The Bank will distribute all amounts in escrow, together with interest thereon, as required by the terms of the said Stock Purchase Agreement.

     4. The liability of the Escrow Agent to the parties hereto shall be only as set forth in this Agreement. The Escrow Agent shall not be liable for any mistake or error of judgement in the discharge of its functions hereunder but shall be liable for bad faith or gross negligence. Without limiting the generality of the foregoing, the Escrow Agent shall not incur any liability with respect to any action taken or omitted in reliance upon any instrument, not only as to its due execution and delivery and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

     5. Should any dispute arise with respect to the disposition of any sum held by the Escrow Agent pursuant to the terms hereof, the Escrow Agent shall have no liability to any party hereto for retaining all or any portion of such sum until such dispute shall have been settled by either a mutual written agreement between the parties or a final order, decree or judgement by a court of competent jurisdiction. In the event there shall be any action or legal proceeding arising out of this Agreement, Escrow Agent shall be entitled, at any time in its sole discretion, to deliver the monies held by it hereunder, or any portion thereof, into court, and upon so doing, it shall be relieved of any further responsibility or liability as to said court, and upon so doing, it shall be relieved of any further responsibility or liability as to said monies and as an Escrow Agent under this Agreement. In no event shall the Escrow Agent be under any duty whatsoever to institute, defend or actively participate in any such proceeding.

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     6.  Hutchison and CCC each agree to indemnify the Escrow Agent and to hold it harmless from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, costs of investigation, disbursements and attorney's fees) which may be imposed upon or incurred by the Escrow Agent pursuant to this Agreement or in the performance of its duties hereunder, or in connection with any mediation, arbitration, or litigation arising from this Agreement or involving the subject matter hereof, except if arising from the bad faith or gross negligence of the Escrow Agent.

     7. In consideration of Escrow Agent's performance of its duties hereunder, Escrow Agent shall receive the following fee: 0.15% per annum of the first $1,000,000 held in escrow, and 0.10% per annum for sums in excess of $1,000,000 held in escrow. The minimum fee shall be $1,000. Each of Hutchison and CCC agrees to pay one half (1/2) of the Escrow Agent's fee.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set next to each party's name below.


-----------------------     ----------------   ---------------------------
Witness                     Date               Timothy D. Hutchison


                                               Continental Choice Care, Inc.

-----------------------     ----------------   By:------------------------
Witness                     Date                  --------------,Its------

                                               Maine Bank & Trust Company

[SIGNATURE ILLEGIBLE]^^     5/12/99            By:/s/ Thomas M. Cattell
-----------------------     ----------------      ------------------------
Witness                     Date                  Thomas M Cattell,
                                                  ------------------------
                                                  Its Vice President
                                                      --------------------

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STATE OF MAINE
CUMBERLAND, SS                                           May ______, 1999

     Personally appeared the above-named Timothy D. Hutchison, and acknowledged the above instrument to be his/her/its/their free act and deed. Before me.


                                          _______________________________
                                          Notary Public/Attorney at Law
                                          My Commission Expires: ________




STATE OF MAINE
CUMBERLAND, SS:                                          May ______, 1999


     Then personally appeared the above-named _____________, in his/her capacity as _______________ of Continental Choice Care, Inc. and acknowledged the foregoing to be his/her free act and deed, and the free act and deed of said Continental Choice Care, Inc. Before me.


                                          ______________________________
                                          Notary Public
                                          My Commission Expires:________

STATE OF MAINE
CUMBERLAND, SS:                                          May   12  , 1999
                                                             ------

     Then personally appeared the above-named Thomas M Cattell, in his capacity
                                              ----------------
as Vice President of Maine Bank & Trust Company and acknowledged the foregoing
   --------------
to be his free act and deed, and the free act and deed of said Maine Bank & Trust Company. Before me.

                                          /s/ Jennifer A. Baldwin
                                          -----------------------
                                          Notary Public
                                          My Commission Expires: 7/6/2005
                                                                 --------

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